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                                                                    EXHIBIT 3.47

             [Restated electronically for SEC filing purposes only]

                       RESTATED CERTIFICATE OF FORMATION

                                       OF

                         COASTAL RESORTS REALTY L.L.C.

         The undersigned organizer, for the purpose of forming a limited liability company under and by virtue of the Delaware Limited Liability Company Act (Delaware Code ss. 18-101 et seq.) does hereby set forth the following:

         1. Name. The name of the limited liability company formed hereby is Coastal Resorts Realty L.L.C. (the "Company").

         2. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

         3. Registered Agent. The name and address of the registered agent for service of process of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

         4. Duration. Subject to earlier termination pursuant to the terms of the written operating agreement of limited liability company governing the Company the ("Operating Agreement"), the Company is to remain in existence indefinitely.

         5. Agreement of Limited Liability Company. The Operating Agreement shall establish and regulate the Company's affairs, the conduct of its business and the relations of its members. A copy of the Company's Operating Agreement of limited liability company shall be maintained at the Company's principal office.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 26th day of August, 1996.


                                        By: /s/ Stephen B. Huttler
                                            -----------------------------------
                                            Stephen B. Huttler, Organizer